EXHIBIT 99.1

Latham, The Pool Company Appoints Sanjeev Bahl as Chief Operating Officer

NEW YORK, NY – (January 20, 2022) – Latham, The Pool Company (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced the appointment of Sanjeev Bahl as Chief Operating Officer, effective January 24, 2022. In this role, Bahl will lead Latham’s Global operations organization, overseeing all manufacturing, supply chain, EHS, quality, and engineering.

“We are thrilled to have Sanjeev join our executive team," said Scott Rajeski, President and CEO of Latham, The Pool Company. “Sanjeev has a strong track record of enhancing operational performance and delivering on supply chain and manufacturing goals at large, global organizations. He is the ideal candidate to lead our talented operations organization as we continue to reinvest in our business and expand our capacity to support our long-term growth.”

Bahl is an accomplished operations executive with more than 20 years of experience in global supply chain and procurement. Prior to joining Latham, Bahl most recently served as Vice President of Global Operations at Newell Brands, where he was responsible for all aspects of multi-site global operations including manufacturing, distribution, transportation, procurement, customer service, inventory management, complexity reduction and manufacturing, and sourcing finishing goods and supplier quality. Bahl started his career as a consulting engineer at SPECS where he designed electrical systems for chemical processing plant projects and has since then served in leadership roles across a variety of companies including Carrier Corporation, Pratt and Whitney, Stanley Black & Decker and more.

Commenting on his appointment, Bahl said, “I am thrilled to be joining the Latham team at such an exciting time for the business. Scott has built an incredible team with a strong focus on people, safety, product quality and exceptional customer experiences, and I look forward to leveraging my expertise in operations and supply chain management to build upon Latham’s strong foundation and support the continued growth of the business.”

About Latham, The Pool Company

Latham, The Pool Company, headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. Latham has a coast-to-coast operations platform consisting of over 2,000 employees across over 30 facilities.

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MEDIA CONTACT 5W Public Relations LathamPool@5Wpr.com 212-999-5585	MEDIA CONTACT Crista Leigh Wunsch Latham Pool Products CristaLeighWunsch@lathampool.com 518-810-5337	INVESTOR CONTACT Nicole Briguet Edelman for Latham latham@edelman.com 646-750-7235